Contact:

Carole Casto
Executive Director - Corporate Communications
(317) 610-2480
carole.casto@cummins.com

Cummins announces results for 2013; shares expectations for revenue and EBIT growth in 2014 and reaffirms commitment to increase cash returned to shareholders

•	Fourth quarter revenues of $4.6 billion, EBIT of 12.3 percent of sales

•	2013 revenues of $17.3 billion, EBIT of 12.5 percent of sales

•	Expects 2014 revenue to grow between 4 and 8 percent and EBIT to be in the range of 12.75 to 13.25 percent of sales

•	Plans to return 50% of Operating Cash Flow to shareholders in 2014

COLUMBUS, IND. - Cummins Inc. (NYSE: CMI) today reported results for the fourth quarter and full year 2013.

Fourth quarter revenue of $4.6 billion increased 7 percent from the same quarter in 2012. The increase year-over-year was driven by higher revenues in North America, China and Brazil partially offset by weaker sales in Mexico, India and Australia.

Earnings before interest and taxes (EBIT) were $566 million for the fourth quarter or 12.3 percent of sales. This compares to $532 million or 12.4 percent of sales a year ago, excluding restructuring costs.

Net income attributable to Cummins in the fourth quarter was $432 million ($2.32 per diluted share), compared to $404 million ($2.14 per diluted share) in the fourth quarter of 2012 excluding restructuring charges. The effective tax rate in the fourth quarter of 2013 was 15.7% and reflects one-time benefits of $0.18 per diluted share, and a lower than expected operating rate in the fourth quarter that contributed $0.20 per diluted share.

Revenues for the full year were $17.3 billion, flat with 2012. Revenues in North America increased 3 percent but were offset by international sales which declined by 4 percent. Within international markets declines in Mexico, India, Australia and Europe offset growth in China and Brazil.

EBIT for the year was $2.16 billion or 12.5% of sales, compared to $2.35 billion or 13.6% of sales in 2012, excluding special items.

Net income attributable to Cummins for the full year was $1.48 billion ($7.91 per diluted share), down from $1.68 billion ($8.83 per diluted share) in 2012, excluding special items.

“We faced weak demand in important regions and end markets in 2013,” said Tom Linebarger, Chairman and CEO. “Revenues for the year ended flat with 2012 as strong growth in the Components business, market share gains in the North American medium-duty truck market and distributor acquisitions offset weakness in global mining markets, international power generation and the North American heavy-duty truck market. I am pleased that in this environment of weak global growth, we were able to generate record cash flow from operations that allowed us to continue to invest in the business and increase the cash returned to shareholders by 34 percent in 2013. We expect revenues to grow between 4% and 8% in 2014, with earnings projected to grow faster than revenues and we expect to return to shareholders an amount of at least 50% of cash from operations.”

Based on the current forecast, Cummins expects full year 2014 revenues to grow between 4% and 8%, with EBIT in the range of 12.75 - 13.25 percent of sales.

2013 highlights:

•	The Company was named the 2013 Newsmaker of the Year award from Diesel Progress North American magazine for introducing a broad range of on- and off-highway engines and power systems ;

•	The Company increased its dividend by 25% in the third quarter;

•	For the sixth consecutive year, Cummins has been named one of the world's most ethical companies by The Ethisphere Institute;

•	The Company repurchased 3.3 million shares in 2013 and;

•	Cummins was named one of the Top 50 companies for diversity by Diversity Inc for the seventh consecutive year.

Fourth quarter 2013 detail (all comparisons to same period in 2012)

Segment results and comparisons below exclude special items in 2012

Engine Segment

•	Sales - $2.6 billion, up 2 percent

•	Segment EBIT - $235 million, or 9.2 percent of sales, compared to $272 million or 10.9 percent of sales

•
Strong demand for construction equipment in international markets and increased demand for medium duty trucks in North America offset weakness in global mining markets and lower demand in the North American bus market

Components Segment

•	Sales - $1.1 billion, up 21 percent

•	Segment EBIT - $140 million, or 12.3 percent of sales, compared to $84 million or 8.9 percent of sales

•	Higher demand in on-highway markets in North America, Europe and China

Power Generation Segment

•	Sales - $759 million, down 1 percent

•	Segment EBIT - $46 million, or 6.1 percent of sales, compared to $54 million or 7.1 percent of sales

•	Lower revenues in Europe and India offset increased demand in North America and the Middle East

Distribution Segment

•	Sales - $1.1 billion, up 18 percent, up 3 percent excluding acquisitions

•	Segment EBIT - $107 million, or 10.0 percent of sales, compared to $98 million or 10.8 percent of sales

•	Higher revenues were primarily driven by acquisitions and stronger demand for power generation equipment and parts and service in the US.

About Cummins
Cummins Inc., a global power leader, is a corporation of complementary business units that design, manufacture, distribute and service diesel and natural gas engines and related technologies, including fuel systems, controls, air handling, filtration, emission solutions and electrical power generation systems. Headquartered in Columbus, Indiana, (USA) Cummins currently employs approximately 48,000 people worldwide and serves customers in approximately 190 countries and territories through a network of approximately 600 company-owned and independent distributor locations and approximately 6,500 dealer locations. Cummins earned $1.48 billion on sales of $17.3 billion in 2013. Press releases can be found on the Web at www.cummins.com. Follow Cummins on Twitter at @Cummins and on YouTube at CumminsInc.

Forward-looking disclosure statement
Information provided in this release that is not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our forecasts, guidance, preliminary results, expectations, hopes, beliefs and intentions on strategies regarding the future. These forward looking statements include, without limitation, statements relating to our plans and expectations for our revenues for the full year of 2014. Our actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including, but not limited to: the adoption and implementation of global emission standards; the price and availability of energy; the pace of infrastructure development; increasing global competition among our customers; general economic, business and financing conditions; governmental action; changes in our customers’ business strategies; competitor pricing activity; expense volatility; labor relations; and other risks detailed from time to time in our Securities and Exchange Commission filings, including particularly in the Risk Factors section of our 2012 Annual Report on Form 10-K. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.cummins.com in the Investor Relations section of our website.
Presentation of Non-GAAP Financial Information
EBIT is a non-GAAP measure used in this release, and is defined and reconciled to what management believes to be the most comparable GAAP measure in a schedule attached to this release. Cummins presents this information as it believes it is useful to understanding the Company's operating performance, and because EBIT is a measure used internally to assess the performance of the operating units.

Webcast information
Cummins management will host a teleconference to discuss these results today at 10 a.m. EST. This teleconference will be webcast and available on the Investor Relations section of the Cummins website at  www.cummins.com . Participants wishing to view the visuals available with the audio are encouraged to sign-in a few minutes prior to the start of the teleconference.